EXHIBIT 4.8

Agreement on Cooperation between Minjiang University and Fujian Wanzhong Education Investment Management Co., Ltd. to Establish IEN Institute of Minjiang University

The parties to this Agreement are:

Party A: Minjiang University

Legal representative: Zhuang Yumin

Address: No.200, Xiyuangong Road, Shangjie Town, Minhou County, Fuzhou, Fujian

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Legal representative: Huang Xiaoshi

Address: Floor 7, Building 4 , Guanmao Metropolis, No.123, Liuyi Middle Road, Gulou District, Fuzhou City, Fujian Province

Whereas:

In order to expand the opening of education and promote the development of Sino-foreign cooperation in running schools, Minjiang University and Fujian Wanzhong Education Investment Management Co., Ltd. have reached the following agreement on the establishment of IEN Institute of Minjiang University (hereinafter referred to as “IEN Institute”/”College”) through friendly consultation:

1. The principle of cooperation

1.1 The cooperation between both parties shall be in accordance with the provisions of the Education Law of the People’s Republic of China, the Higher Education Law of the People’s Republic of China, the Regulations on Chinese-Foreign Cooperation in Running Schools, the Measures for the Implementation of the Regulations on Chinese-Foreign Cooperation in Running Schools and other relevant laws and regulations.

1.2 Jointly abide by Chinese laws, implement China’s educational policy, conform to China’s public morality, and shall not harm China’s national sovereignty, security and social interests.

1.3 School-running orientation: Based in Fuzhou, serving the west coast of the Taiwan Strait, aiming at cultivating international applied technical talents, we are committed to becoming an open, distinctive and high-level Sino-foreign cooperative school-running institution.

2. Overview of Cooperation Project

2.1 Name of the cooperatively-run school:”闽江学院爱恩国际学院” in Chinese and IEN Institute of Minjiang University in English.

2.2 Training objective: Fully implement the Party’s educational policy, adhere to the socialist orientation of running schools, introduce international high-quality resources, and train international applied technical talents with international vision, familiarity with international operation rules and international professional standards of the same kind.

2.3 School-running scale: The College plans to have 2,000 full-time students by 2019. In the future, the scale of students will be appropriately expanded according to social needs and school-running conditions.

2.4 School-running level: The college mainly implements full-time college education, applies for full-time undergraduate education when conditions are ripe, and carries out non-academic education such as international vocational qualification certificate training according to school-running conditions.

2.5 Specialty setting: According to the economic and social development of Fujian Province and Fuzhou City and the demand of modern enterprises for international talents, we will concentrate our efforts on building a number of financial and economic majors at the specialist level. Available majors: international economy and trade, accounting, marketing, computer application technology, e-commerce, finance and insurance, business English, multimedia design and production, and hotel management.

2.6 Certificate and employment: Students who have completed their studies will be awarded the diploma of IEN Institute of Minjiang University and the associate degree of Melbourne Institute of Technology. Graduates choose their own jobs according to the principle of two-way choice.

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3. Nature and Management System of the College

3.1 IEN Institute is jointly run by Party A and Melbourne Institute of Technology, Australia, and Party A introduces Party B as the partner to provide funds for IEN Institute.

3.2 IEN Institute is a Chinese-foreign cooperatively-run school with independent legal person status that does not require reasonable returns, and Party A designates the legal representative of the College. The College enjoys the autonomy of running a school in accordance with the law, assumes legal responsibilities independently, and enjoys the preferential policies prescribed by the state in accordance with the law, including the support and reward policies for Chinese-foreign cooperatively-run schools.

3.3 IEN Institute shall establish the Board of Directors in accordance with the law. The Board of Directors is the highest decision-making body established by the partners of the College in accordance with the agreement on cooperation in running schools, and exercises decision-making power according to law.

3.3.1 The board of directors of  IEN Institute shall be composed of representatives of the faculty and staff of the Chinese Party (Party A and Fujian Wanzhong Education Investment Management Co., Ltd.), Melbourne Institute of Technology and  IEN Institute, and more than one third of the directors shall have more than 5 years of teaching or management experience in higher education. The term of office of the members of the board of directors shall be four years, and those who are able to continue to perform their duties upon the expiration of their term of office may be reappointed. The name list of the Council shall be submitted to the examination and approval authority for the record.

3.3.2 The board of directors of  IEN Institute is composed of 9 members, including 5 members from the Chinese side (3 members from Party A and 2 members from Fujian Wanzhong Investment Management Co., Ltd.), 3 members from the foreign side (Melbourne Institute of Technology), and 1 member from the faculty of Aien College. The board of directors shall have one chairman and one vice chairman. The chairman shall be the director appointed by Party A, and the vice chairman shall be the director appointed by Melbourne Institute of Technology. The board of directors shall hold at least one meeting of the board of directors every year. The meeting can be conducted by remote communication. An interim meeting of the board of directors may be convened upon the proposal of the chairman or one third of the directors. The Council operates on a one person, one vote system. Resolutions on general matters at a meeting of the Board of Directors shall be valid only if they are adopted by at least half of the votes. When the votes for and against are equally divided, the Chairman shall have the right to make the final decision.

3.3.3 The Council shall exercise the following functions and powers:

(1) Re-election or by-election of the members of the board of directors;

(2) to appoint and dismiss the president and vice-presidents;

(3) to amend the statute of the Institute and to formulate the rules and regulations of the Institute;

(4) to formulate development plans and approve annual work plans;

(5) raising funds for the establishment of a school, and examining and approving budgets and final accounts;

(6) to decide on the staffing quota and salary standards for the teaching and administrative staff;

(7) to decide on the division, merger and termination of the College;

(8) other major matters stipulated in the articles of association.

The following matters to be discussed by the Council shall be adopted with the consent of more than two-thirds of the members of the Council:

(1) to appoint or resign the president of the hospital or the chief administrative officer;

(2) to amend the statutes of the Institute;

(3) Formulating development plans;

(4) to examine and approve budgets and final accounts; and;

(5) to decide on the division, merger or termination of the College;

(6) other important matters stipulated in the statute of the College.

3.4  IEN Institute implements the president responsibility system under the leadership of the board of directors. The president of the College shall be a citizen who has the qualifications prescribed by the state, has more than 10 years’ experience in higher education management and is not more than 70 years old. The candidate shall be nominated by the college Council and appointed by the Council after being approved by the examination and approval authority. The term of office of the president shall be four years, and the president may be reappointed with the approval of the examination and approval authority. The Deputy Dean shall be nominated by the Dean and appointed by the College Council.

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3.4.1 The Dean of the College shall be responsible to the Board of Directors, undertake the educational, teaching and administrative work of the College, and exercise the following functions and powers:

(1) To implement the decisions of the Board of Governors of the Academy;

(2) implementing the development plan, drafting the annual work plan, the financial budget and the rules and regulations of the College;

(3) to appoint and dismiss the staff of the Institute, and to implement rewards and punishments;

(4) organizing educational, teaching and scientific research activities and ensuring the quality of education and teaching;

(5) To be responsible for the daily management of the College;

(6) The fundamental rights stipulated in the articles of association.

3.5 IEN Institute shall establish and improve the Party and League organizations in accordance with the law, and establish the system of grass-roots organizations of the Communist Party of China, Communist Youth League organizations, trade union organizations and staff congresses.

3.6  IEN Institute has set up a teaching working committee. Under the leadership of the dean, to study and decide on some major issues in the teaching management of the college.

3.7 An academic committee shall be set up at  IEN Institute. It is responsible for reviewing discipline construction, specialty setting and teaching and scientific research work plans, and evaluating teaching and scientific research achievements.

3.8  IEN Institute implements an independent personnel management system. According to the staffing and total salary approved by the board of directors, it independently decides to employ the faculty and staff, and implements the contract appointment system for all staff. The faculty and staff are open to the whole society for recruitment, and the dean and the employee sign an employment contract. The College is responsible for the education and professional training of teachers and staff. The salaries and welfare benefits of the teaching and administrative staff shall be guaranteed according to law, and social insurance shall be paid for the teaching and administrative staff.

3.9  IEN Institute is subject to the evaluation and supervision of the educational level and teaching quality of the College by the Chinese Education Administration Department and the relevant Australian Education Quality Association. Accept the supervisors appointed by the Chinese education administration department and consciously accept their supervision and guidance.

4. Assets and Finance

4.1 Party B, as the investor of the full amount of the educational funds of  IEN Institute jointly recognized by Party A and Melbourne Institute of Technology, undertakes to invest no less than RMB 100 million in the construction of infrastructure and equipment of  IEN Institute before April 30, 2024, and submit the written plan of the above investment to Party A for filing, and accept Party A’s supervision on Party B’s performance of investment obligations. At the same time, Party B shall, in accordance with the laws and regulations of China and the provisions of the education administration department, ensure that the basic conditions for running  IEN Institute meet the requirements of the education administration department.

4.2  IEN Institute shall establish and improve the financial, accounting and asset management systems in accordance with the law, and set up accounting accounts in accordance with the relevant provisions of the state. The foreign exchange revenue and expenditure activities of the College and the opening and use of foreign exchange accounts shall comply with the provisions of the State on foreign exchange control. The College implements an independent financial budget and various financial accounting, and the executive body regularly reports the financial implementation to the Council and accepts the supervision and inspection of the Council. The annual financial budget of the College shall be submitted to Party A for filing after being approved by the Council of the College.

4.3 During the existence of IEN Institute, the College shall enjoy the property rights of legal persons in accordance with the law for the assets, state-owned assets, donated property and school-running accumulation invested by the sponsors and co-sponsors, and no organization or individual shall occupy them.

4.4 The charging items and standards of  IEN Institute shall be determined and published in accordance with the relevant provisions of the state on government pricing. Tuition fees and other items shall be calculated and collected in RMB. The fees collected shall be mainly used for educational and teaching activities and for improving the conditions for running schools.

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4.5  IEN Institute shall prepare financial and accounting reports at the end of each fiscal year, entrust social audit institutions to conduct audits according to law, publish audit results to the public, and report them to the examination and approval authorities for the record.

4.6 All the funds of  IEN Institute shall be used for the development of the business scope and undertakings stipulated in the Articles of Association; at the end of each fiscal year, the College shall draw a development fund at a rate of not less than 25% from the annual increase in net assets. The development fund shall be mainly used for the construction and maintenance of the College, the addition and renewal of teaching equipment, and the improvement of the conditions for running the College; Support the planning and construction, specialty construction, staff team construction and transformation of scientific research achievements of the College; reward the members of the Council, faculty and students who have made outstanding contributions to the College. The right to decide on the use of the development fund of the College shall be vested in the Council of the College and shall be managed by the Council.

4.7 Party A shall provide an aera of 119,345.9 square meters near the mountain of Minhou County Campus as the campus construction land of  IEN Institute, and the term of use shall expire in September 2058.

4.7.1 In the name of Party A, the land shall be divided into different school-running functional areas to apply for the state-owned land use right certificate. The land use right certificate shall be kept by Party A, and the land use right shall remain unchanged.

4.7.2 Both parties promise that the land shall be used for running a school, and shall not change the use of the land, nor be used for loans, mortgages and guarantees.

4.8 The brand name and related rights and interests of “IEN Institute of Minjiang University” shall be jointly owned by Party A and Party B, and both parties shall jointly cherish and protect the brand name and related rights and interests, and the contents of intellectual property rights shall be separately signed. Party A has no objection that the brand name and relevant rights and interests of IEN Institute shall be owned by Party B. Party B has no objection to the fact that the brand name and related rights and interests of Minjiang University belong to Party A.

5. Responsibilities, rights and obligations of both parties

5.1 Responsibilities, rights and obligations of Party A

5.1.1 Party A is not responsible for the funding of  IEN Institute, but as the sponsor of  IEN Institute, it guides and supervises the education, teaching and management of the College.

5.1.2 Appoint directors and some educational and teaching staff to participate in the management and teaching of the College. During the period of working in the College, Party A shall retain the file salary and qualifications for job promotion and title evaluation, and the College shall be responsible for their salary, welfare and other benefits for the formal staff of Party A who have been approved to be employed by  IEN Institute.

5.1.3 It is agreed that all kinds of full-time professional and technical personnel recruited by  IEN Institute will participate in the teacher qualification certification and professional and technical post evaluation and employment organized by Party A according to their qualifications if necessary.

5.1.4 Party A agrees that  IEN Institute shall use Party A’s public resources (including library, network, classroom, laboratory and various recreational and sports facilities), and the use fee shall be determined by Party A and  IEN Institute through negotiation.

5.1.5 Party A shall be responsible for arranging the accommodation of the students in the school quarter, and the accommodation and other expenses shall be charged according to the charging standard of Party A’s students.

5.2 Responsibilities, rights and obligations of Party B

5.2.1 As the investor of the full school-running funds of IEN Institute, he shall enjoy the due rights of the cooperative school-running scholars according to law.

5.2.2 Party B shall invest in the College to ensure that the basic conditions for running the College meet the requirements of the competent educational authorities, and the debts and claims of Party B arising therefrom shall have nothing to do with Party A and  IEN Institute. If Party B fails to meet the basic conditions for running a school due to insufficient investment, Party A shall notify Party B to make corrections 90 days in advance. If Party B fails to make corrections or take effective measures in time, Party A shall have the right to terminate the cooperative relationship in advance, and the responsibilities arising therefrom shall be borne by Party B.

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5.2.3 Appoint personnel to participate in the board of directors and participate in the decision-making of the board of directors of  IEN Institute.

5.2.4 Assist in introducing high-quality educational resources from abroad to ensure the completion of the school-running objectives of  IEN Institute.

6. Period of validity and entry into force

6.1 The term of cooperation between the two parties is up to September 2058.

6.2 This Agreement shall come into force from the date of signature, unless terminated earlier due to legal provisions or force majeure. If either party proposes to terminate this Agreement in advance, it must submit a written proposal to the Council Meeting of IEN Institute of Minjiang University for voting half a year in advance.

7. Relations between the parties to the cooperation

7.1 The Parties hereby agree that:

7.1.1 The rights, obligations and liabilities of the parties hereto are independent and not joint and several in each case.

7.1.2 Neither party hereto shall be liable for any debt, liability or obligation arising from the act of the other party in respect of any matter under this Agreement.

7.1.3 The relationship between the parties is limited to the activities related to the establishment and operation of the Iain International College, and therefore nothing contained in this Agreement shall constitute an agency relationship between either party to the other nor create an agency relationship between the parties for any purpose whatsoever.

7.2 The Parties agree that the personnel employed by  IEN Institute shall not be employees of the Parties. Each party is responsible for the employment obligations of its employees.

8.  Breach of Contract and Dispute Settlement

8.1 If this Agreement cannot be performed or operated normally due to force majeure, both parties shall not be liable for breach of contract.

8.2  If Party B terminates its status as a cooperator due to Party A’s reasons, Party A shall be responsible for repaying Party B’s investment in IEN Institute of Minjiang University and its fruits, and the total amount of investment shall be subject to the final audit. Party A has the right to require Party B to bear the full amount of compensation liability if Party A causes the failure of the existence of IEN Institute of Minjiang University due to Party B’s reasons.

8.3 Any dispute arising from the performance of this Agreement shall be settled by both parties through negotiation; if the negotiation fails, it shall be submitted to the people’s court with jurisdiction for settlement.

9. Termination and Liquidation

9.1 IEN Institute shall be terminated under any of the following circumstances:

9.1.1 It is terminated in accordance with the regulations of the College or by consensus of both parties and approved by the examination and approval authority;

9.1.2 The school-running license is revoked;

9.1.3 Unable to continue to run the school due to insolvency.

9.2 In addition to the above three cases, both parties must guarantee to perform their obligations within the validity period of the agreement. Both parties shall be responsible for the students in the school, properly arrange the students in the school and protect the rights and interests of the students when  IEN Institute is terminated.

9.3 Upon the termination of  IEN Institute, it shall be liquidated in accordance with the relevant laws.

9.4 After liquidation according to law, except that the land ownership belongs to Party A and relevant agreements, other properties of IEN Institute shall be disposed of in accordance with relevant national regulations.

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10. Announcement

All press releases, advertisements, announcements not relating to this Agreement or the IEN Institute, without the prior consent of the other party, either party. The other party’s name or trademark shall not be used.

11. Supplementary provisions

11.1 In case of any inconsistency between the signatures made by both parties on the cooperation matters before signing this Agreement and this Agreement, this Agreement shall prevail.

11.2 This Agreement and future agreements shall be written in Chinese and made in quadruplicate, each of which shall have the same legal effect.

11.3 During the execution of this Agreement, if both parties believe that there are matters not covered in this Agreement, they may supplement and improve it in the form of a supplementary agreement through consultation.

Party A: Minjiang University

Signature of legal representative or authorized representative:

Signed on: July 5, 2016

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Signature of legal representative or authorized representative:

Signed on: June 29, 2016

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Minjiang University and Fujian Wanzhong Education Investment Management Co., Ltd.

Supplementary Agreement No. 1 to the Agreement on Cooperative Establishment of IEN Institute of Minjiang University

Party A: Minjiang University

Domicile: No.1, Wenxian Road, Shangjie Town, Minhou County, Fuzhou City

Legal Representative:

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Domicile: Floor 9, Building 1, Jianxing Guangxia, Shuangtuoqiao Yili, Yangqiao East Road, Fuzhou City

Legal Representative:

Party A and Party B, on the basis of the Agreement on Cooperative Establishment of IEN Institute of Minjiang University signed in June 2016, enter into this Supplementary Agreement through full consultation:

1. The term of cooperation between Party A and Party B is 50 years, starting from the date of completion of the building of IEN Institute of Minjiang University (hereinafter referred to as “IEN Institute” or “College”) in September 2008.

2. Party A shall participate in the tuition distribution of College with its brand and responsibilities. College shall pay Party A 20% of the annual tuition fee of each academic student after deducting the foreign party’s expenses (not exceeding 46% of the tuition fee) for the brand of “Minjiang University” and the expenses for assuming responsibilities. This fee shall be paid by Party B in a lump sum before October 31 of each year according to the actual number of students.

3. The director of Minjiang University, the director of Wanzhong Company and the representative director of the faculty and staff in the Council of IEN Institute shall form a coordination group headed by the chairman of Minjiang University. Before the meeting of the Council of IEN Institute, the group leader shall discuss and reach a consensus on the issues of the Council, and the group leader shall have a veto power.

4. Party B agrees that during the period from January 1, 2015 to December 31, 2034, College shall pay Party A one million yuan (1,000,000 yuan) of public resource occupancy fee and other resource use fee before October 31 of each year. The fees for the use of public resources and other resources in other years within the term of cooperation between Party A and Party B shall be settled by Party A and Party B through negotiation.

5. Party A confirms that the area of 119345.9 square meters near the mountain of Party a’s Minhou County Campus, which has been used by College, will continue to be used by College within the term of cooperation in running schools.

6. Due to the need for College to apply for an independent legal person to run a school, Party A shall apply for the state-owned land use right certificate in the name of Party A according to the different functional areas of running a school. The state-owned land use right certificate shall be kept by Party A, and the land use right shall remain unchanged by Party A.

7. Both parties promise that the land under this supplementary agreement is only used for running a school, and the land use shall not be changed, and shall not be used for loans, mortgages and guarantees.

8. During the term of use of the land, College shall pay the corresponding use fee in accordance with the relevant provisions of the Agreement on the Construction Land for the Campus of Aien Start College of Minjiang University signed by Party A and Shanghai Aida Investment Management Co., Ltd., the investment entity inherited by Party B, on August 28, 2005.

9. Before the expiration of the term of cooperation in running a school, if Party A and Party B have a new way of running a school, the use of the land under this supplementary agreement by the new school-running institution invested by them shall be implemented only after the signing of supplementary terms by both parties; If College is terminated due to force majeure such as government expropriation and policy changes, both parties shall negotiate to solve the disposal of fixed assets such as land and above-ground buildings.

10. Upon the expiration of the above term of cooperation in running schools, Party B shall have the priority to cooperate with Party A in running schools under the same conditions; if College is terminated after the expiration of the term, it shall be liquidated in accordance with the relevant provisions of the state.

11. From the effective date of this supplementary agreement, the agreement signed by Party A and Party B shall be subject to the Agreement on Cooperative Establishment of IEN Institute of Minjiang University and this supplementary agreement, and other agreements shall be cancelled accordingly.

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12. Matters not covered in this Supplementary Agreement shall be supplemented by both parties through negotiation.

13. This Supplementary Agreement shall be made in quadruplicate, with each party holding two copies, and shall come into force as of the date of signature and seal by both parties.

Party A: Minjiang University

Signature of authorized representative:

8 July 2016

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Signature of authorized representative:

8 July 2016

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Minjiang University and Fujian Wanzhong Education Investment Management Co., Ltd.

Supplementary Agreement No. 2 to the Agreement on the Establishment of  IEN Institute of Minjiang University in June 2016

Party A: Minjiang University

Legal representative: Zhuang Yumin

Address: No.200, Xiyuangong Road, Shangjie Town, Minhou County, Fuzhou, Fujian

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Legal representative: Huang Xiaoshi

Address: Floor 7, Guanmao City Xianlou, No.123, Liuyi Middle Road, Gulou District, Fuzhou City, Fujian Province

On the basis of the Agreement on Jointly Establishing IEN Institute of Minjiang University signed by Party A and Party B in June 2016, Party A and Party B have reached a consensus through full consultation to conclude this Supplementary Agreement:

1. Name of the cooperatively-run school: 福州墨尔本理工职业学院 in Chinese， and Fuzhou-Melbourne Polytechnic in English

2. School-running scale: The school-running scale of the college shall be controlled within 1000 students in the initial stage (the first three years), and then gradually controlled within 2000 students. In the future, according to the needs of society and the conditions of running schools, the scale of students will be appropriately expanded.

3. When the college is terminated, both parties shall be responsible for the students in school, and properly place the students in school to protect their rights and interests. For the students in school, the two sides should properly arrange the teaching and life of the students in accordance with the requirements of the general rules of enrollment and the commitment of running a school, so as to ensure that the students graduate smoothly and obtain the Chinese diploma and the Australian associate degree.

4. From the effective date of this supplementary agreement, the relevant terms involved in the Agreement on Joint Establishment of IEN Institute of Minjiang University signed by Party A and Party B in June 2016 shall be subject to this supplementary agreement.

Party A: Minjiang University

Signature of legal representative or authorized representative:

Signing date: January 10, 2017

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Signature of legal representative or authorized representative:

Signing date: January 10, 2017

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